Exhibit 3.191

CERTIFICATE OF FORMATION

OF

DCT TANNER BELTWAY 8 LLC

1.	The name of the limited liability company (the “LLC”) is DCT Tanner Beltway 8 LLC.

2.	The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, State of Delaware, 19808, County of New Castle. The name of the registered agent of the LLC at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 6th day of December, 2012.

By:	/s/ Marilyn Cartwright
Name:	Marilyn Cartwright
Authorized Person